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                                                                    EXHIBIT 4.12


                          COMPANY AND SUBSIDIARY PATENT
                        AND TRADEMARK SECURITY AGREEMENT

               This COMPANY AND SUBSIDIARY PATENT AND TRADEMARK SECURITY AGREEMENT (this "AGREEMENT") is dated as of February 27, 1998 and entered into by and among ZILOG, INC., a Delaware corporation ("COMPANY"), each of the undersigned direct and indirect domestic Subsidiaries of Company (each of Company and such Subsidiaries being a "GRANTOR" and collectively, "GRANTORS"; provided that after the Closing Date, Grantors shall be deemed to include any Additional Grantors (as hereinafter defined)) and STATE STREET BANK AND TRUST COMPANY, a chartered trust company, in its capacity as Trustee under the Indenture referred to below (in such capacity, called "SECURED PARTY").


                             PRELIMINARY STATEMENTS

               A. Secured Party has entered into an Indenture dated as of February 27, 1998 (said Indenture, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "INDENTURE", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Company and certain subsidiaries of Company pursuant to which Company has issued 9 1/2% Senior Secured Notes Due 2005 in the original principal amount of $280,000,000 (the "NOTES"). The Notes are offered pursuant to the offering circular dated February 23, 1998 (the "Offering Circular").

               B. Pursuant to Article 11 of the Indenture, the Grantors which are Company Subsidiaries have guarantied the prompt payment and performance when due of all obligations of Company under the Indenture and Notes.

               C. Each Grantor owns and uses in its business, and will in the future adopt and so use, various intangible assets, including trademarks, service marks, designs, logos, indicia, tradenames, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto (collectively, the "TRADEMARKS").

               D. Secured Party, for its benefit and the ratable benefit of Holders, desires to become a secured creditor with respect to and, under the circumstances described herein, an assignee of all of the existing and future Trademarks, all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in certain foreign countries (the "REGISTRATIONS"), all common law and other rights in and to the Trademarks in the United States and any state thereof and in certain foreign countries (the "TRADEMARK RIGHTS"), all goodwill of each Grantor's business symbolized by the Trademarks and associated therewith, including, without limitation, the documents and things described in Section 1(b) (the "ASSOCIATED GOODWILL"), and all proceeds of the Trademarks, the Registrations, the Trademark Rights and the Associated Goodwill, and Grantors agree to create a secured and protected interest in the Trademarks, the Registrations, the Trademark Rights, the Associated Goodwill and all the proceeds thereof as provided herein.



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               E. Each Grantor has and may in the future have rights, title and interests in and to various Patents and other related Collateral (as such terms are hereinafter defined).

               F. Pursuant to the Company Security Agreement and the Subsidiary Security Agreement, Grantors have granted to Secured Party a lien on and security interest in, among other assets, the machinery, equipment, formulations, manufacturing procedures, quality control procedures and product specifications relating to the products and services sold or delivered under or in connection with the Trademarks and Patents such that, upon the occurrence and during the continuation of an Event of Default, Secured Party would be able to exercise its remedies consistent with the Company Security Agreement, Subsidiary Security Agreement, this Agreement and applicable law to foreclose upon each Grantor's business and use the Trademarks, the Registrations, the Trademark Rights and the Patents in conjunction with the continued operation of such business, maintaining substantially the same product and service specifications and quality as maintained by such Grantor, and benefit from the Associated Goodwill.

               G. Upon the occurrence and during the continuation of an Event of Default, and to permit Secured Party to operate each Grantor's business without interruption and to use the Trademarks, Registrations, Trademark Rights, Patents and Associated Goodwill in conjunction therewith, each Grantor is willing to grant to Secured Party the conditional assignment of such Grantor's entire right, title and interest in and to the Collateral (as hereinafter defined) and to appoint Secured Party as such Grantor's attorney-in-law and attorney-in-fact to execute documents and take actions to confirm said assignments.

               H. Each Grantor is willing to grant to Secured Party (i) a security interest in all of the Collateral for the purpose of securing the complete and timely satisfaction of all of the Secured Obligations (as hereinafter defined) and (ii) effective upon the occurrence and during the continuation of an Event of Default, an assignment of such Grantor's entire right, title and interest in and to all such Collateral.

               I. It is a condition precedent to the initial purchase of the Notes that Grantors shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

               NOW THEREFORE, in consideration of the premises, and in order to induce the initial Holders to purchase the Notes, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Grantor hereby agrees with Secured Party for Secured Party's benefit and the ratable benefit of Holders as follows:

               SECTION 1. GRANT OF SECURITY. Each Grantor hereby assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of such Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which such Grantor now has or hereafter acquires an interest and wherever the same may be located (the "Collateral"):

               (a) each of the Trademarks and rights and interests in Trademarks which are presently, or in the future may be, owned, held (whether pursuant to a license or otherwise) or



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used by such Grantor, in whole or in part (including, without limitation, the
Trademarks specifically identified in Schedule I annexed hereto, as the same may be amended pursuant hereto from time to time), and including all Trademark Rights with respect thereto and all federal, state and foreign Registrations therefor heretofore or hereafter granted or applied for, the right (but not the obligation) to register claims under any state or federal trademark law or regulation or any trademark law or regulation of any foreign country and to apply for, renew and extend the Trademarks, Registrations and Trademark Rights, the right (but not the obligation) to sue or bring opposition or cancellation proceedings in the name of such Grantor or in the name of Secured Party or otherwise for past, present and future infringements of the Trademarks, Registrations or Trademark Rights and all rights (but not obligations) corresponding thereto in the United States and any foreign country, and the Associated Goodwill; it being understood that the rights and interests included herein shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of such Grantor pertaining to the Trademarks, Registrations or Trademark Rights presently or in the future owned or used by third parties but, in the case of third parties which are not Affiliates of such Grantor, only to the extent permitted by such licensing or other contracts and, if not so permitted, only with the consent of such third parties;

               (b) the following documents and things in such Grantor's possession, or subject to such Grantor's right to possession, related to (1) the production, sale and delivery by such Grantor, or by any Affiliate, licensee or subcontractor of such Grantor, of products or services sold or delivered by or under the authority of such Grantor in connection with the Trademarks, Registrations or Trademark Rights (which products and services shall, for purposes of this Agreement, be deemed to include, without limitation, products and services sold or delivered pursuant to merchandising operations utilizing any Trademarks, Registrations or Trademark Rights); or (2) any retail or other merchandising operations conducted under the name of or in connection with the Trademarks, Registrations or Trademark Rights by such Grantor or any Affiliate, licensee or subcontractor of such Grantor:

                      (i) all lists and ancillary documents that identify and describe any of such Grantor's customers, or those of its Affiliates, licensees or subcontractors, for products sold and services delivered under or in connection with the Trademarks or Trademark Rights, including, without limitation, any lists and ancillary documents that contain a customer's name and address, the name and address of any of its warehouses, branches or other places of business, the identity of the Person or Persons having the principal responsibility on a customer's behalf for ordering products or services of the kind supplied by such Grantor, or the credit, payment, discount, delivery or other sale terms applicable to such customer, together with information setting forth the total purchases, by product, part number, packaging, voltage or other criteria, and the patterns of such purchases;

                      (ii) all product and service specification documents and production and quality control manuals used in the manufacture or delivery of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights;

                      (iii) all documents which reveal the name and address of any source of



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supply, and any terms of purchase and delivery, for any and all materials, components and services used in the production of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights; and

                      (iv) all documents constituting or concerning the then current or proposed advertising and promotion by such Grantor or its Affiliates, licensees or subcontractors of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights including, without limitation, all documents which reveal the media used or to be used and the cost for all such advertising conducted within the described period or planned for such products and services;

               (c) all patents and patent applications and rights and interests in patents and patent applications under any domestic law that are presently, or in the future may be, owned by such Grantor and all patents and patent applications and rights and interests in patents and patent applications under any domestic law that are presently, or in the future may be, held or used by such Grantor in whole or in part (including, without limitation, the patents and patent applications listed in Schedule II annexed hereto, as the same may be amended pursuant hereto from time to time), all rights (but not obligations) corresponding thereto (including, without limitation, the right (but not the obligation) to sue for past, present and future infringements in the name of such Grantor or in the name of Secured Party or Holders), and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof (all of the foregoing being collectively referred to as the "PATENTS"); it being understood that the rights and interest assigned hereby shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of such Grantor pertaining to patent applications and patents presently or in the future owned or used by third parties but, in the case of third parties which are not Affiliates of Assignor, only to the extent permitted by such licensing or other contracts and, if not so permitted, only with the consent of such third parties;

               (d)    all general intangibles relating to the Collateral;

               (e) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

               (f) all proceeds, products, rents and profits (including, without limitation, license royalties and proceeds of infringement suits) of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

               SECTION 2. CONDITIONAL ASSIGNMENT. In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant to Section 1, each



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Grantor hereby, effective upon the occurrence of an Event of Default and upon written notice from Secured Party, grants, sells, conveys, transfers, assigns and sets over to Secured Party, for its benefit and the ratable benefit of Holders, all of such Grantor's right, title and interest in and to the Collateral, including, without limitation, such Grantor's right, title and interest in and to the Trademarks identified in Schedule I annexed hereto, the goodwill of the business symbolized by said Trademarks, all Registrations relating to said Trademarks, and the Patents identified in Schedule II.

               SECTION 3. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of each Grantor (whether as a borrower or guarantor) now or hereafter existing under or arising out of or in connection with the Indenture and the Notes and all extensions or renewals thereof, whether for principal, interest (including, without limitation, interest that, but for the filing of a petition in bankruptcy with respect to a Grantor would accrue on such obligations, whether or not a claim is allowed against such Grantor for such interest in the related bankruptcy proceeding), fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Holder as a preference, fraudulent transfer or otherwise (all such obligations and liabilities being the "UNDERLYING DEBT"), and all obligations of every nature of each Grantor now or hereafter existing under this Agreement (all such obligations of Grantors, together with the Underlying Debt, being the "SECURED OBLIGATIONS").

               SECTION 4. GRANTOR REMAINS LIABLE. Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.


               SECTION 5. REPRESENTATIONS AND WARRANTIES. Except as set forth in the Offering Circular, each Grantor represents and warrants as follows:

               (a) Description of Collateral. A true and complete list of all Trademarks, Registrations and Trademark Rights owned, held (whether pursuant to a license or otherwise) or



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used by such Grantor, in whole or in part, as of the date of this Agreement is set forth in Schedule I annexed hereto, and a true and complete list of all Patents owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part, as of the date of this Agreement is set forth in
Schedule II annexed hereto.

               (b) Validity and Enforceability of Collateral. Each of the Trademarks, Registrations, Trademark Rights and Patents owned, held or used by such Grantor is valid, subsisting and enforceable, such Grantor is not aware of any pending or threatened claim by any third party that any of the Trademarks, Registrations or Trademark Rights or Patents owned, held or used by such Grantor is invalid or unenforceable or that the use of any of the Trademarks, Registrations, Trademark Rights or Patents by such Grantor violates the rights of any third person or of any basis for any such claim.

               (c) Ownership of Collateral. Except for the security interest and conditional assignment created by this Agreement, such Grantor owns the Collateral owned by such Grantor free and clear of any Lien. Except such as may have been filed in favor of Secured Party relating to this Agreement, (i) no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and
(ii) no effective filing covering all or any part of the Collateral is on file in the United States Patent and Trademark Office.

               (d) Office Locations; Other Names. The chief place of business, the chief executive office and the office where such Grantor keeps its records regarding the Collateral owned by such Grantor is, and has been for the four month period preceding the date hereof, located at the address set forth in
Schedule III. Such Grantor has not in the past done, and does not now do, business under any other name (including any trade-name or fictitious business name) except as set forth in Schedule IV.

               (e) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the grant by such Grantor of the security interest and conditional assignment granted hereby, (ii) the execution, delivery or performance of this Agreement by such Grantor, or (iii) the perfection of or the exercise by Secured Party of its rights and remedies hereunder (except as may have been taken by or at the direction of such Grantor).

               (f) Perfection. This Agreement, together with the filing of a financing statement describing the Collateral with the filing offices listed on
Schedule V and the recording of this Agreement with the United States Patent and Trademark Office creates a valid, perfected and first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly made or taken.

               (g) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of such Grantor with respect to the Collateral is accurate and complete in all respects.



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               SECTION 6. FURTHER ASSURANCES; NEW TRADEMARKS, REGISTRATIONS
TRADEMARK RIGHTS, PATENTS AND PATENT APPLICATIONS.

               (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest or conditional assignment granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will: (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (ii) use its best efforts to obtain any necessary consents of third parties to the grant and perfection of a security interest and assignment to Secured Party with respect to any Collateral owned by such Grantor, (iii) at any reasonable time, upon not less than one Business Day written notice from Secured Party, exhibit the Collateral owned by such Grantor to and allow inspection of such Collateral by Secured Party, or persons designated by Secured Party, and (iv) at Secured Party's request, appear in and defend any action or proceeding that may affect such Grantor's title to or Secured Party's security interest in all or any part of the Collateral.

               (b) Each Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of any Grantor. Each Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by a Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

               (c) Each Grantor hereby authorizes Secured Party to modify this Agreement without obtaining any Grantor's approval of or signature to such modification by amending Schedule I or Schedule II annexed hereto, as applicable, to include reference to any right, title or interest in any existing Trademark, Registration, Trademark Right or Patent or any Trademark, Registration, Trademark Right or Patent acquired or developed by a Grantor after the execution hereof or to delete any reference to any right, title or interest in any Trademark, Registration, Trademark Right or Patent in which a Grantor no longer has or claims any right, title or interest.

               (d) Each Grantor will furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail.

               (e) If any Grantor shall hereafter obtain rights to any new Trademarks, Registrations, Trademark Rights, patentable inventions, or become entitled to the benefit of any patent application or patent or any reissue, division, continuation, renewal, extension or continuation-in-part of any Patent or any improvement or any Patent, the provisions of this Agreement shall automatically apply thereto. Such Grantor shall promptly notify Secured Party



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in writing of any of the foregoing rights acquired by such Grantor after the date hereof and of any Registrations issued or applications for Registration or for Patents made after the date hereof. Concurrently with the filing of an application for Registration for any Trademark or any application for any Patent, such Grantor shall execute, deliver and record in all places where this Agreement is recorded an appropriate Patent and Trademark Security Agreement, substantially in the form hereof, with appropriate insertions, or an amendment to this Agreement, in form and substance satisfactory to Secured Party, pursuant to which such Grantor shall grant a security interest and conditional assignment to the extent of its interest in such Patent or Registration, as applicable, as provided herein to Secured Party unless so doing would, in the reasonable judgment of such Grantor, after due inquiry, result in the grant of a Registration in the name of Secured Party, in which event such Grantor shall give written notice to Secured Party as soon as reasonably practicable and the filing shall instead be undertaken as soon as practicable but in no case later than immediately following the grant of the Registration or Patent.

               SECTION 7. CERTAIN COVENANTS OF GRANTOR. Each Grantor shall:

               (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

               (b) notify Secured Party of any change in such Grantor's name, identity or corporate structure within 15 days of such change;

               (c) give Secured Party 30 days' prior written notice of any change in such Grantor's chief place of business or chief executive office or the office where such Grantor keeps its records regarding the Collateral;

               (d) pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith and except where any failure to pay would not have a Material Adverse Effect; provided that such Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Grantor or any of the Collateral as a result of the failure to make such payment;

               (e) not sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Indenture;

               (f) except for the security interest and conditional assignment created by this Agreement or permitted under the Indenture, not create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person;

               (g) diligently keep reasonable records respecting the Collateral and at all times keep at least one complete set of its records concerning substantially all of the Trademarks,



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Registrations, Trademark Rights and Patents at its chief executive office or principal place of business;

               (h) not permit the inclusion in any contract to which it becomes a party of any provision that could or might in any way impair or prevent the creation of a security interest in, or the assignment of, such Grantor's rights and interests in any property included within the definitions of any Trademarks, Registrations, Trademark Rights, Associated Goodwill and Patents acquired under such contracts;

               (i) take all steps necessary to protect the secrecy of all trade secrets relating to the products and services sold or delivered under or in connection with the Trademarks, Trademark Rights and Patents, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

               (j) use proper statutory notice in connection with its use of each of the Trademarks, Registrations, Trademark Rights and Patents;

               (k) use consistent standards of high quality (which may be consistent with such Grantor's past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks, Registrations, Trademark Rights and Patents, including, to the extent applicable, in the operation and maintenance of its distribution channel and other resell operations; and

               (l) upon any officer of such Grantor obtaining knowledge thereof, promptly notify Secured Party in writing of any event that may materially and adversely affect the value of the Collateral or any portion thereof, the ability of such Grantor or Secured Party to dispose of the Collateral or any portion thereof, or the rights and remedies of Secured Party in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof.

               SECTION 8. CERTAIN INSPECTION RIGHTS. Each Grantor hereby grants to Secured Party and its employees, representatives and agents the right to visit such Grantor's and any of its Affiliate's or subcontractor's plants, facilities and other places of business that are utilized in connection with the manufacture, production, inspection, storage or sale of products and services sold or delivered under any of the Trademarks, Registrations, Trademark Rights or Patents (or which were so utilized during the prior six month period), and to inspect the quality control and all other records relating thereto upon reasonable notice to such Grantor and as often as may be reasonably requested.

               SECTION 9. AMOUNTS PAYABLE IN RESPECT OF THE COLLATERAL. Except as otherwise provided in this Section 9, each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Collateral or any portion thereof. In connection with such collections, such Grantor may take (and, at Secured Party's direction, shall take) such action as such Grantor or Secured Party may deem necessary or advisable to enforce collection of such amounts; provided, however, that Secured Party shall



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have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created, and the conditional assignment effected hereby, and to direct such obligors to make payment of all such amounts directly to Secured Party, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by such Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence,
(i) all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 17, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

               SECTION 10. TRADEMARK AND PATENT APPLICATIONS AND LITIGATION.

               (a) Each Grantor shall have the duty diligently, through counsel reasonably acceptable to Secured Party, to prosecute any trademark or patent application relating to any of the Trademarks and Patents owned, held or used by such Grantor, specifically identified in Schedule I and Schedule II, respectively, annexed hereto that is pending as of the date of this Agreement, to make application on any existing or future registerable but unregistered Trademarks or unpatented but patentable invention and to file and prosecute opposition and cancellation proceedings, renew Registrations and do any and all acts which are necessary or desirable to preserve and maintain all rights in all Trademarks, Registrations, Trademark Rights and Patents. Any expenses incurred in connection therewith shall be borne solely by such Grantor. Subject to the foregoing, such Grantor shall not abandon any Trademark, Registration, Trademark Right or any right to file a patent application or any pending patent application or any Patent without the prior written consent of Secured Party.

               (b) Except as provided in Section 10(d) and notwithstanding
Section 2, each Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution or other damage, or reexamination or reissue proceedings as are in its reasonable business judgment necessary to protect the Collateral. Secured Party shall provide, at such Grantor's expense, all reasonable and necessary cooperation in connection with any such suit, proceeding or action including, without limitation, joining as a necessary party.

               (c) Each Grantor shall promptly, following its becoming aware thereof, notify Secured Party of the institution of, or of any adverse determination in, any proceeding (whether in the United States Patent and Trademark Office or any federal, state, local or foreign court) described in
Section 10(a) or 10(b) or regarding such Grantor's ownership, right to use, or



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interest in any Collateral. Such Grantor shall provide to Secured Party any information with respect thereto requested by Secured Party.

               (d) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, Secured Party shall have the right (but not the obligation) to bring suit, in the name of any Grantor, Secured Party or otherwise, to enforce any Trademark, Registration, Trademark Right, Associated Goodwill, Patent and any license thereunder, in which event such Grantor shall, at the request of Secured Party, do any and all lawful acts and execute any and all documents required by Secured Party in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify Secured Party as provided in Section 18 in connection with the exercise of its rights under this Section 10. To the extent that Secured Party shall elect not to bring suit to enforce any Trademark, Registration, Trademark Right, Associated Goodwill, Patent or any license thereunder as provided in this Section 10(d), such Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Trademarks, Registrations, Trademark Rights, Associated Goodwill or Patents by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing necessary to prevent such infringement.

               SECTION 11. NON-DISTURBANCE AGREEMENTS, ETC. If and to the extent that any Grantor is permitted to license the Collateral, Secured Party shall enter into a non-disturbance agreement or other similar arrangement, at such Grantor's request and expense, with such Grantor and any licensee of any Collateral permitted hereunder in form and substance satisfactory to Secured Party pursuant to which (a) Secured Party shall agree not to disturb or interfere with such licensee's rights under its license agreement with such Grantor so long as such licensee is not in default thereunder and (b) such licensee shall acknowledge and agree that the Collateral licensed to it is subject to the security interest and conditional assignment created in favor of Secured Party and the other terms of this Agreement.

               SECTION 12. REASSIGNMENT OF COLLATERAL. If (a) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (b) no other Event of Default shall have occurred and be continuing, (c) an assignment to Secured Party of any rights, title and interests in and to the Collateral shall have been previously made and shall have become absolute and effective pursuant to Section 2, Section 13(f) or Section 16(b), and (d) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor and the written consent of Secured Party, Secured Party shall promptly execute and deliver to such Grantor such assignments as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to Secured Party as aforesaid, subject to any disposition thereof that may have been made by Secured Party pursuant hereto; provided that, after giving effect to such reassignment, Secured Party's security interest and conditional assignment granted pursuant to Section 1 and Section 2, as well as all other rights and remedies of Secured Party granted hereunder, shall continue to be in full force and effect; and provided, further that the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to Secured Party and Permitted Liens.

               SECTION 13. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Each Grantor hereby, upon the occurrence and during the continuance of an Event of Default, irrevocably appoints Secured Party as Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

               (a) to endorse such Grantor's name on all applications, documents, papers and instruments necessary for Secured Party in the use or maintenance of the Collateral;

               (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

               (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

               (d) to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

               (e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Indenture) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of such Grantor to Secured Party, due and payable immediately without demand; and

               (f) (i) to execute and deliver any of the assignments or documents requested by Secured Party pursuant to Section 16(b), (ii) to grant or issue an exclusive or non-exclusive license to the Collateral or any portion thereof to any Person, and (iii) otherwise generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and such Grantor's expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

               SECTION 14. SECURED PARTY MAY PERFORM. If any Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by such Grantor under Section 18.

               SECTION 15. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

               SECTION 16. REMEDIES.

               (a) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral), and also may (a) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties,
(b) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (c) prior to the disposition of the Collateral, store the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (d) take possession of Grantors' premises or place custodians in exclusive control thereof, remain on such premises and use the same for the purpose of taking any actions described in the preceding clause (c) and collecting any Secured Obligation, (e) exercise any and all rights and remedies of a Grantor under or in connection with the contracts related to the Collateral or otherwise in respect of the Collateral, including, without limitation, any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, such contracts, and (f) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable. Secured Party or any Holder may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Holders, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.

Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

               (b) Upon written demand from Secured Party, each Grantor shall execute and deliver to Secured Party an assignment or assignments of the Trademarks, Registrations, Trademark Rights, the Associated Goodwill and Patents and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; provided that the failure of such Grantor to comply with such demand will not impair or affect the validity of the conditional assignment effected by Section 2 or its effectiveness upon notice by Secured Party as specified in Section 2. Each Grantor agrees that such an assignment (including, without limitation, the conditional assignment effected by Section 2) and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Secured Party (or any Holder) receives cash proceeds in respect of the sale of, or other realization upon, the Collateral.

               (c) Within five Business Days after written notice from Secured Party, each Grantor shall make available to Secured Party, to the extent within such Grantor's power and authority, such personnel in such Grantor's employ on the date of such Event of Default as Secured Party may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Registrations and Trademark Rights, such persons to be available to perform their prior functions on Secured Party's behalf and to be compensated by Secured Party at such Grantor's expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

               SECTION 17. APPLICATION OF PROCEEDS. All proceeds received by Secured Party in respect of the sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as provided in subsection 4.10 of the Indenture.

               SECTION 18. INDEMNITY AND EXPENSES.

               (a) Each Grantor agrees to indemnify Secured Party and each Holder from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's or such Holder's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

               (b) Grantors shall pay to Secured Party upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (ii) the exercise or enforcement of any of the rights of Secured Party hereunder, or
(iii) the failure by any Grantor to perform or observe any of the provisions hereof.

               (c) The provisions of this Section 18 shall survive any termination of this Agreement.

               SECTION 19. CONTINUING SECURITY INTEREST AND CONDITIONAL ASSIGNMENT; TRANSFER OF NOTES. This Agreement shall create a continuing security interest in, and conditional assignment of, the Collateral and shall (a) remain in full force and effect until the payment in full of the Secured Obligations,
(b) be binding upon each Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (d), but subject to the provisions of subsection 2.06 of the Indenture, any Holder may assign or otherwise transfer any Notes held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Secured Party or Holders herein or otherwise. Upon the payment in full of all Secured Obligations, the security interest and conditional assignment granted hereby shall terminate and all rights to the Collateral shall revert to Grantors. Upon any such termination Secured Party will, at Grantors' expense, execute and deliver to Grantor such documents as Grantors shall reasonably request to evidence such termination.

               SECTION 20. SECURED PARTY AS TRUSTEE.

               (a) Secured Party has been appointed to act as Secured Party hereunder by Holders. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Indenture; provided that Secured Party shall exercise, or refrain from exercising, any remedies provided for in Section 16 in accordance with the instructions of the Holders of a majority in principal amount of the then outstanding Notes.

               (b) Secured Party shall at all times be the same Person that is Trustee under the Indenture. Written notice of resignation by Trustee pursuant to subsection 7.08 of the Indenture shall also constitute notice of resignation as Secured Party under this Agreement; removal of Trustee pursuant to subsection
7.08 of the Indenture shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Trustee pursuant to subsection 7.08 of the Indenture shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Trustee under subsection 7.08 of the Indenture by a successor Trustee, that successor Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this

Agreement shall promptly (i) transfer to such successor Secured Party all sums held by Secured Party hereunder (which shall be deposited in a new Collateral Account established and maintained by such successor Secured Party), together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Trustee's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

               SECTION 21. ADDITIONAL GRANTORS. The initial Grantors hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become parties hereto, as additional Grantors (each an "ADDITIONAL GRANTOR"), by executing, delivering and recording in all places where this Agreement is recorded an appropriate Patent and Trademark Security Agreement, substantially in the form hereof, with appropriate insertions, or an amendment to this Agreement. Upon delivery of any such agreement or amendment to Trustee, notice of which is hereby waived by Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Trustee not to cause any Subsidiary of Company to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

               SECTION 22. AMENDMENTS; ETC. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Grantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

               SECTION 23. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to Secured Party.

               SECTION 24. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

               SECTION 25. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

               SECTION 26. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

               SECTION 27. GOVERNING LAW; TERMS. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Indenture, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

               SECTION 28. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

               IN WITNESS WHEREOF, Grantors and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                    ZILOG, INC.


                                    By: /s/ ROBERT E. COLLINS
                                        ----------------------------------------
                                    Name: ROBERT E. COLLINS
                                          --------------------------------------
                                    Title: Vice President & Chief Financial
                                           Officer
                                           -------------------------------------


                                    Address:      210 East Hacienda Avenue
                                                  Campbell, CA  95008

                                    ZILOG EUROPE


                                    By: /s/ RICHARD R. PICKARD
                                        ----------------------------------------
                                    Name: RICHARD R. PICKARD
                                          --------------------------------------
                                    Title: Secretary
                                           -------------------------------------


                                    Address:      210 East Hacienda Avenue
                                                  Campbell, CA  95008

                                    STATE STREET BANK AND TRUST COMPANY, SECURED
                                    PARTY (IN ITS CAPACITY AS TRUSTEE)


                                    By: /s/ Steven Cimalore
                                        ----------------------------------------
                                    Name: Steven Cimalore
                                          --------------------------------------
                                    Title: Vice President
                                           -------------------------------------


                                    Address:      Goodwin Square
                                                  225 Asylum Street
                                                  Hartford, CA  06103



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